Exhibit 5.1
Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
320 South Boston Avenue, Suite 200
Tulsa, OK 74103-3706
Telephone: (918) 594-0400
Facsimile: (918) 594-0505
March 11, 2009
Syntroleum Corporation
5416 S. Yale, Suite 400
Tulsa, Oklahoma 74135

Re:	Syntroleum Corporation; March, 2009
Registration Statement on Form S-3
Ladie and Gentlement:
     We have acted as counsel for Syntroleum Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which registers the public offering from time to time pursuant to Rule 415 of the Securities Act of the following securities for an aggregate initial offering price not to exceed $250,000,000: (i) shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), (ii) shares of the Company’s preferred stock, par value $.01 per share (the “Preferred Stock”), (iii) senior and subordinated debt securities (the “Debt Securities”), (iv) depositary shares (the “Depositary Shares”), (v) warrants to purchase the Common Stock, Preferred Stock, Debt Securities and Depositary Shares (the “Warrants”) and (vi) stock purchase contracts (“Stock Purchase Contracts”and, together with the Common Stock, Preferred Stock, Debt Securities, Depositary Shares and Warrants, the “Securities”).
     The Debt Securities will be issued pursuant to an indenture to be entered into between the Company, as issuer, and a trustee to be named therein (the “Indenture”). The Depositary Shares will be issued pursuant to a depositary agreement to be entered into between the Company and a bank or trust company to be selected by the Company, as depositary (the “Depositary”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Certificate of Incorporation and Bylaws of the Company, each as amended to date and (c) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. We have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained

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March 11, 2009

therein. In making our examination of executed documents or documents to be executed, we have assumed that they constitute or will constitute valid, binding and enforceable obligations of all parties thereto, other than the Company.
     Based on the foregoing, and subject to the assumptions, exceptions, and qualifications stated below, we are of the opinion that:
     1. With respect to shares of Common Stock, when both: (a) the Company’s Board of Directors (the “Board”) has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock and related matters; and (b) certificates representing the shares of Common Stock have been duly executed, countersigned, registered, and delivered or such shares have been duly issued and delivered in certificateless form either: (i) in accordance with the applicable definitive purchase, underwriting, or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein; or (ii) upon conversion or exercise of any other security, in accordance with the terms of such security or the instrument governing such security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock), then the shares of Common Stock will be legally issued, fully paid, and nonassessable.
     2. With respect to shares of Preferred Stock, when both: (a) the Board has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof, and related matters, including the adoption of a designation of rights, privileges, and preferences relating to such Preferred Stock (a “Designation”) and the filing of the Designation with the Delaware Secretary of State; and (b) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered, and delivered or such shares have been duly issued and delivered in certificateless form either: (i) in accordance with the applicable definitive purchase, underwriting, or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein; or (ii) upon conversion or exercise of any other security, in accordance with the terms of such security or the instrument governing such security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (not less than the par value of the Preferred Stock), then the shares of Preferred Stock will be legally issued, fully paid, and nonassessable.
     3. With respect to Senior Debt Securities to be issued under the Indenture, when: (a) the Indenture has been duly authorized and validly executed and delivered by the Company to the trustee; (b) the Indenture has been duly qualified under the Trust Indenture Act of 1939; (c) the Board has taken all necessary corporate action to approve the issuance and terms of such Senior Debt Securities, the terms of the offering thereof, and related matters; and (d) such Senior Debt Securities have been duly executed, authenticated, issued, and delivered or such securities have been delivered in certificateless form in accordance with the provisions of the Indenture and the applicable definitive purchase, underwriting, or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Senior Debt Securities will

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March 11, 2009

be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     4. With respect to Subordinated Debt Securities to be issued under the Indenture, when: (a) the Indenture has been duly authorized and validly executed and delivered by the Company to the trustee; (b) the Indenture has been duly qualified under the Trust Indenture Act of 1939; (c) the Board has taken all necessary corporate action to approve the issuance and terms of such Subordinated Debt Securities, the terms of the offering thereof, and related matters; and (d) such Subordinated Debt Securities have been duly executed, authenticated, issued, and delivered or such securities have been delivered in certificateless form in accordance with the provisions of the Indenture and the applicable definitive purchase, underwriting, or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Subordinated Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     5. With respect to the Depositary Shares when (a) the Board has taken all necessary corporate action to approve the terms of the deposit agreement under which the Depositary Shares are to be issued, the terms and issuance and sale of the Depositary Shares and of the Preferred Stock represented by the Depositary Shares, (b) such deposit agreement has been duly authorized, executed and delivered by the Company and the Depositary, (c) the terms of the Depositary Shares and of their issuance and sale have been duly established in conformity with the deposit agreement, (d) the shares of Preferred Stock represented by the Depositary Shares have been duly authorized, validly issued and delivered to the Depositary, (e) the depositary receipts evidencing the Depositary Shares have been duly executed, countersigned and issued against deposit of such shares of Preferred Stock in accordance with the deposit agreement and (v) the Depositary Shares have been issued as contemplated in the Depositary Share authorizing resolution against receipt by the Company of the consideration therefor provided for in the Depositary Share authorizing resolution, then if all of the foregoing actions are taken so as not to violate any applicable law or result in default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Depositary Shares will be validly issued and the depositary receipts representing such Depositary Shares will entitle the holders thereof to the rights specified in the Depositary Shares and the deposit agreement and if the Depositary Shares are convertible into Preferred Stock, the Preferred Stock, if and when duly issued upon conversion of such Depositary Shares, will be validly issued, fully paid and non-assessable.
     6. With respect to the Warrants, when: (a) the Board has taken all necessary corporate action to approve the creation of and the issuance and terms of the Warrants, the terms of the offering thereof, and related matters; (b) the warrant agreement or agreements relating to the Warrants have been duly authorized and validly executed and delivered by the Company and the warrant agent appointed by the Company; and (c) the Warrants or certificates representing the Warrants have been duly executed, countersigned, registered, and delivered or such Warrants have been duly issued and delivered in certificateless form in accordance with the appropriate

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March 11, 2009

warrant agreement or agreements and the applicable definitive purchase, underwriting, or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, the Warrants will be legally issued.
     7. With respect to Stock Purchase Contracts, when (a) the Board has taken all necessary corporate action to approve the terms of and the Company’s entry into a Stock Purchase Contract (b) the Stock Purchase Contract has been validly executed and delivered by the Company and each party thereto, (c) the stock to be issued and sold under the terms of the Stock Purchase Contract has been validly authorized, issued and sold in accordance with the provisions and assumptions set forth herein for the valid authorization, issuance and sale of such stock, the Stock Purchase Contract will be a legal, valid and binding obligations of the Company.
     The opinions expressed above are subject in all respects to the following assumptions, exceptions, and qualifications:
     A. We have assumed that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement (if such offering or issuance requires the delivery of a prospectus under the Securities Act or pursuant to any other law); (iii) a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby and will comply with all applicable laws; (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in compliance with all other applicable federal and state laws and regulations and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; (v) a definitive purchase, underwriting, or similar agreement with respect to any Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (vi) any Securities issuable upon conversion, exchange, or exercise of any security being offered or issued will be duly authorized, created, and if appropriate, reserved for issuance upon such conversion, exchange, or exercise.
     B. The opinions set forth above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
     C. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Oklahoma and the United States of America, and to the limited extent set forth herein, the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect, and have made such inquiries as we considered necessary to render

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March 11, 2009

our opinion. This opinion is limited to the effect of the current state of laws of the State of Oklahoma, the United States of America, the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
     D. Upon issuance of the Common Stock or Preferred Stock, including upon exercise or conversion of any Security exercisable for or convertible into Common Stock or Preferred Stock, the total number of shares of Common Stock or Preferred Stock issued and outstanding will not exceed the total number of shares of Common Stock or Preferred Stock, as applicable, that the Company is then authorized to issue.
     E. In the case of a Warrant, Stock Purchase Contract, Deposit Agreement, Certificate of Designations or other agreement or instrument pursuant to which any Securities are to be issued, there shall be no terms or provisions contained therein which would affect any of the opinions rendered herein.
     F.. We note that the Company, upon the filing of the Registration Statement, has less than $75 million in aggregate market value of voting and non-voting common equity held by non-affiliates of the Company (“float”). Accordingly, until such time, if ever, as the Company has $75 million or more in float, sales of securities by the Company under the Registration Statement will be subject to limitation pursuant to General Instruction I.B.6. to Form S-3
     We consent to the filing of this opinion of counsel as an exhibit to the Registration Statement. We also consent to the reference to this firm under the heading “Legal Opinions” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that this firm is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Hall, Estill, Hardwick, Gable,
Golden & Nelson, P.C.